October 31, 2019

Joan Hilson
Chief Financial Officer
Signet Jewelers Limited
Clarendon House
2 Church Street
Hamilton HM11
Bermuda

       Re: Signet Jewelers Limited
           Form 10-K for the Fiscal year Ended February 2, 2019
           Filed April 3, 2019
           Form 10-Q for the Quarterly Period Ended August 3, 2019 Filed August 3, 2019
           File No. 001-32349

Dear Ms. Hilson:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Trade &
Services